Exhibit 99.1

For Immediate Release January 13, 2005

Press Release	Contact:
Paul A. Helbling, CFO
281-588-9102 paul.helbling@investools.com

INVESTools Relocates Corporate Headquarters to Salt Lake City;

Ida Kane Appointed Chief Financial Officer

HOUSTON – January 13, 2005 – INVESTools Inc., (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, announced today the relocation of the Company’s corporate headquarters from Houston to Salt Lake City.  With more than 80% of the Company’s total employees located in the Salt Lake City area, the Company has entered into a long term lease of a 50,000 square foot newly-constructed office building, which INVESTools will occupy on May 1st of this year as sole tenant.  The Company will continue to maintain its offices in Houston, San Rafael and New York.

The Company also announced the appointment of Ida Kane as Senior Vice President and Chief Financial Officer of INVESTools effective January 17, 2005.

“We are excited to have Ida join INVESTools’ senior management team in Salt Lake City as Chief Financial Officer.  Her experience as Chief Financial Officer and Vice President of Operations of Franklin Covey’s Organizational Solutions Business will be a valuable addition to our management team at a time when we are growing rapidly,” said Lee K. Barba, Chairman and Chief Executive Officer of INVESTools.  “With the continued growth in our student graduates, the successful launch of our advanced investor education products and the introduction of brokerage and currency trading services, we continue to expand the depth, diversity and experience of our management team to assure our shareholders that we have the resources to execute our strategic growth initiatives.”

Ms. Kane has served as the Chief Financial Officer and Vice President of Operations, Organizational Solutions Business Unit of Franklin Covey (NYSE:FC) in Salt Lake City since February 2001.  Prior to Franklin Covey, Ms. Kane was Partner and Chief Accounting Officer for Encubate Holdings LLC, a venture capital firm, from 1999 until 2001 and Corporate Controller for Equitrac Corporation, a NASDAQ-listed manufacturing company, from 1997 until 1999.  Ms. Kane began her career in 1992 as an Audit Manager with KPMG after receiving her M.B.A. and Bachelor’s degree from the University of Miami, Florida.

Paul Helbling, INVESTools’ current Senior Vice President and Chief Financial Officer, who is based in Houston, will assume the position of Chief Administrative Officer, reporting to Ms. Kane, with responsibilities for legal, compliance, contract and vendor management, as well as establishing growth plans for several of the Company’s strategic initiatives.

About INVESTools Inc.

INVESTools Inc. is a global leader in investor education.  The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, “at home” study programs, personal training sessions and through the Web.  More than 134,000 investors around the world have graduated from INVESTools investor education programs.  Visit the Company’s corporate Web site at http://www.investools.com for more information regarding the INVESTools Method.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal proceedings, success of marketing efforts and other risks detailed from time to time in the Company’s SEC filings. The Company assumes no obligation to update the information in this release.

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